EXHIBIT 21
SUBSIDIARIES OF RAYONIER INC.
As of 12/31/2015

Name of Subsidiary	State/Country of Incorporation/Organization
Matariki Forests	New Zealand
Matariki Forestry Group	New Zealand
Rayonier Forest Resources, L.P.	Delaware
Rayonier Gulf Timberlands, LLC	Delaware
Rayonier Louisiana Timberlands, LLC	Delaware
Rayonier Mississippi Timberlands Company	Delaware
Rayonier Operating Company LLC	Delaware
Rayonier TRS Operating Company	Delaware
Rayonier TRS Forest Operations, LLC	Delaware
Rayonier TRS Holdings Inc.	Delaware
TerraPointe LLC	Delaware
Rayonier Atlantic Timber Company	Delaware
Rayonier Washington Timber Company	Delaware